                          SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.    )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[ X ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[   ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Section  240.14a-11(c) or Section
         240.14a-12

                         NOBLE DRILLING CORPORATION
              (Name of Registrant as Specified In Its Charter)

                         NOBLE DRILLING CORPORATION
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
[   ]    $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.
         1)      Title of each class of securities to which transaction applies:

                 ...............................................................
         2)      Aggregate number of securities to which transaction applies:

                 ...............................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

                 ...............................................................
         4)      Proposed maximum aggregate value of transaction:

                 ...............................................................
         5)      Total Fee Paid:

                 ...............................................................
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)      Amount Previously Paid:

                 ...............................................................
         2)      Form, Schedule or Registration Statement No.:

                 ...............................................................
         3)      Filing Party:

                 ...............................................................
         4)      Date Filed:

                 ...............................................................

                                    [LOGO]
                           NOBLE DRILLING CORPORATION
                        10370 RICHMOND AVENUE, SUITE 400
                             HOUSTON, TEXAS  77042

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 25, 1996


To the Stockholders of
  Noble Drilling Corporation:

      The annual meeting of stockholders of Noble Drilling Corporation, a Delaware corporation (the "Company"), will be held on Thursday, April 25, 1995, at 10:00 a.m., local time, at The Ritz-Carlton, 1919 Briar Oaks Lane, Houston, Texas, for the following purposes:

            1. To elect two directors, comprising the members of the class of directors whose term expires at the annual meeting, for a three-year term expiring in 1999;

            2. To consider and vote upon a proposal to approve and ratify indemnity agreements between the Company and its directors and officers; and

            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 13, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of the Company in Houston, Texas during normal business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during 1995 and financial statements for the fiscal year ended December 31, 1995 are contained in the accompanying 1995 Annual Report and Form 10-K. The Annual Report and Form 10-K do not form any part of the material for solicitation of proxies.

      All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to sign, date and mail the enclosed proxy or voting instruction card in the postage-paid envelope provided. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.


                                              By Order of the Board of Directors

                                                      Julie J. Robertson
                                                          Secretary


Houston, Texas
March 27, 1996

                                    [LOGO]
                           NOBLE DRILLING CORPORATION
                        10370 RICHMOND AVENUE, SUITE 400
                             HOUSTON, TEXAS  77042

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 1996

                                    GENERAL

      This proxy statement is furnished to stockholders of Noble Drilling Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date of mailing of this proxy statement and the accompanying proxy or voting instruction card is March 27, 1995.

PROXY CARDS AND VOTING INSTRUCTION CARDS

      If a proxy card is enclosed, it serves to appoint proxies for record holders of common stock, par value $.10 per share ("Common Stock"), of the Company. Shares represented by a proxy in such form, duly executed and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given. If no direction is made, the proxy will be voted for election of the directors named in the proxy and for the other proposal set forth in the notice. Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to the Secretary of the Company or by executing and delivering a later-dated proxy.

      If a voting instruction card is enclosed, it serves as a voting instruction to the trustee of the Noble Drilling Corporation Thrift Plan, as amended (the "Thrift Plan"), from the plan participant. The trustee under the Thrift Plan will vote the shares of Common Stock credited to Thrift Plan participants' accounts in accordance with such participants' instructions. If no such voting instructions are received from a participant, then, according to the terms of the Thrift Plan, the trustee under the Thrift Plan will vote the shares in such participant's account in its absolute discretion.

VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

      With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the proposal to approve and ratify the indemnity agreements and will be counted as present for purposes of determining the existence of a quorum regarding such item of business. Abstentions on the proposal to approve and ratify the indemnity agreements will have the effect of a negative vote because such proposal requires the affirmative vote of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote. Under applicable Delaware law, a broker non-vote (or other limited proxy) will have no effect on the outcome of the election of directors or the proposal to approve and ratify the indemnity agreements.

                               VOTING SECURITIES

      The only voting security of the Company outstanding is its Common Stock. Only holders of record of Common Stock at the close of business on March 13, 1996, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date for the meeting, there were __________ shares of Common Stock outstanding and entitled to be voted at the meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth as of December 31, 1995 information with respect to the only persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock.

                                                                              COMMON STOCK
                                                                           BENEFICIALLY OWNED
                                                                  -----------------------------------
            NAME AND ADDRESS OF                                        NUMBER            PERCENT OF
              BENEFICIAL OWNER                                        OF SHARES            CLASS
            --------------------                                  ----------------    ---------------
P.A.J.W. Corporation  . . . . . . . . . . . . . . . . . . .            8,651,690  (1)      9.2%
Potomac Tower, Suite 1700
1001 19th Street North
Arlington, Virginia  22209

Wellington Management Company   . . . . . . . . . . . . . .            8,530,123  (2)      9.0%
75 State Street
Boston, Massachusetts  02109

The Equitable Companies Incorporated  . . . . . . . . . . .            6,827,776  (3)      7.2%
787 Seventh Avenue
New York, New York 10019

The Samuel Roberts Noble Foundation, Inc.   . . . . . . . .            5,474,639  (4)      5.8%
P. O. Box 2180
Ardmore, Oklahoma  73402

_______________________
(1) According to a Schedule 13D filed with the Securities and Exchange Commission (the "SEC") by P.A.J.W. Corporation ("P.A.J.W.") jointly with Gordon P. Getty and Marc E. Leland dated September 21, 1994, P.A.J.W. beneficially owns, and has sole voting and investment power with respect to, the 8,651,690 shares. Mr. Getty, as the sole stockholder of P.A.J.W., may be deemed to beneficially own, and have sole voting and investment power with respect to, the 8,651,690 shares held by P.A.J.W. Lawrence Chazen, a director of the Company, is currently President and a director of P.A.J.W., and thus may be deemed to beneficially own the 8,651,690 shares held by P.A.J.W.

(2) According to a Schedule 13G filed with the SEC by Wellington Management Company ("WMC") dated February 9, 1996, WMC, in its capacity as investment adviser, may be deemed the beneficial owner of 8,530,123 shares of Common Stock which are owned by numerous investment counseling clients. These clients receive dividends, if any, and the proceeds from the sale of such shares. No such client is known to WMC to have such an interest with respect to more than five percent of the class. WMC has shared voting power with respect to 4,809,273 shares and shared investment power with respect to 8,530,123 shares.

                                         (footnotes continued on following page)

(3) According to a Schedule 13G filed with the SEC by The Equitable Companies Incorporated (the "Equitable Companies") jointly with AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, and AXA dated February 9, 1996, the amount beneficially owned consists of
      (i) 1,496,900 shares beneficially owned by The Equitable Life Assurance Society of the United States ("Equitable Life"), with respect to which it has sole voting and investment power, (ii) 5,063,025 shares beneficially owned by Alliance Capital Management L.P. ("Alliance"), with respect to which it has sole investment power and with respect to 5,041,825 shares of which it has sole voting power, and (iii) 267,851 shares (including 267,190 shares attributable to shares of Common Stock not outstanding but subject to currently convertible $1.50 Convertible Preferred Stock of the Company) beneficially owned by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), with respect to which it has sole voting and investment power. Each of Equitable Life, Alliance and DLJ is a subsidiary of the Equitable Companies which operates under independent management and makes independent voting and investment decisions.

(4) According to a Schedule 13D (Amendment No. 3) filed with the SEC by The Samuel Roberts Noble Foundation, Inc. (the "Foundation") dated February 8, 1995 the Foundation has sole voting and investment power with respect to the 5,474,639 shares. Michael A. Cawley, as President and Chief Executive Officer and a trustee of the Foundation, and John F. Snodgrass, as the President Emeritus and a trustee of the Foundation, may be deemed to beneficially own, and have shared voting and investment power with respect to, the 5,474,639 shares held by the Foundation. As two of the nine members of the board of trustees of the Foundation, neither Mr. Cawley or Mr. Snodgrass, individually, nor both of them, acting together, represents sufficient voting power on the Foundation's board of trustees to determine voting or investment decisions with respect to the 5,474,639 shares. In the event of a vacancy in a trusteeship of the Foundation, a majority of the remaining trustees has the power to elect a successor trustee to fill the vacancy. For additional information regarding the beneficial ownership of Common Stock by Messrs. Cawley and Snodgrass, directors of the Company, see "Election of Directors" and "Security Ownership of Management."


                             ELECTION OF DIRECTORS

      The Certificate of Incorporation and Bylaws of the Company provide for three classes of directors, with approximately one-third of the directors constituting the Board being elected each year to serve a three-year term. There are three directors comprising the class whose term expires at the 1996 annual meeting: Johnnie W. Hoffman, John F. Snodgrass and Lawrence J. Chazen.

      The Bylaws of the Company provide for the mandatory retirement of Mr. Snodgrass because of age at the 1996 annual meeting. The Board of Directors, in accordance with authority granted by the Bylaws, has appointed Mr.
Snodgrass as a director emeritus of the Company, to serve at the pleasure of the Board of Directors, and has determined to establish the number of directors comprising the Board at eight, effective immediately after the 1996 annual meeting. The Board of Directors has nominated Messrs. Hoffman and Chazen for re-election as directors of the Company to serve three-year terms expiring in 1999.

      The directors will be elected by a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote. All duly submitted and unrevoked proxies in the form enclosed will be voted for the nominees selected by the Board of Directors, except where authorization so to vote is withheld. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

      Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 1996 annual meeting, is presented below.


                             NOMINEES FOR DIRECTOR

JOHNNIE W. HOFFMAN,
age 69, director since 1983        Mr. Hoffman conducts his own ranching
                                   operations. He retired as Vice President and Division Manager - Offshore of the
                                   Company in 1986, after serving the Company in various positions for 39 years.

LAWRENCE J. CHAZEN,
age 55, director since 1994        Mr. Chazen has served as Chief Executive
                                   Officer of Lawrence J. Chazen, Inc., a
                                   California registered investment advisor, since 1977. He has provided financial advisory services to Gordon P. Getty, the Gordon P. Getty Family Trust, and other clients since 1977. Mr. Chazen serves as President and a director of P.A.J.W.

                        CLASS WHOSE TERM EXPIRES IN 1997

JAMES C. DAY,
age 52, director since 1983        Mr. Day has served as Chairman of the Board
                                   since October 22, 1992 and as President and Chief Executive Officer of the Company since
                                   January 1, 1984. From January 1983 until his election as President and Chief
                                   Executive Officer, Mr. Day served as Vice
                                   President of the Company. Mr. Day is also a director of Global Industries Limited and Noble Affiliates, Inc.

BILL M. THOMPSON,
age 63, director since 1993        Mr. Thompson retired from Phillips Petroleum
                                   Company in December 1992, after 38 years of service. From October 1988 to December
                                   1991, Mr. Thompson served as Executive Vice
                                   President of Phillips Petroleum Company.  In
                                   1992, Mr. Thompson served as Chairman of the Board, President and Chief Executive Officer of GPM Gas Corporation, a wholly owned subsidiary of Phillips Petroleum Company, prior to his retirement.

MARC E. LELAND,
age 57, director since 1994        Mr. Leland has served since 1984 as
                                   President of Marc E. Leland & Associates,
                                   Inc., a company engaged in the business of providing financial advisory services to
                                   Gordon P. Getty and certain Getty Family
                                   Trusts.

                        CLASS WHOSE TERM EXPIRES IN 1998

MICHAEL A. CAWLEY,
age 48, director since 1985        Mr. Cawley has served as President and Chief
                                   Executive Officer of the Foundation since
                                   February 1, 1992, after serving as Executive
                                   Vice President of the Foundation since
                                   January 1, 1991. For more than five years prior to 1991, Mr. Cawley was the President of Thompson & Cawley, a professional corporation, attorneys at law; and Mr.
                                   Cawley currently serves as of counsel to the law firm of Thompson, Cawley, Veazey &
                                   Burns, a professional corporation.  Mr.
                                   Cawley has served as a trustee of the
                                   Foundation since 1988 and is also a director of Noble Affiliates, Inc. and Panhandle
                                   Royalty Company.

TOMMY C. CRAIGHEAD,
age 67, director since 1988        Mr. Craighead is the President and owner of
                                   T. C. Craighead & Company (which is the
                                   general partner of The Joy Partners, Ltd.)
                                   and Astro Oil, Inc., all
                                   based in Ardmore, Oklahoma.  He is also
                                   Vice-President of Tom-Sam, Inc. He has been an oil and gas lease broker and independent operator since 1962.

JAMES L. FISHEL,
age 64, director since 1989        Mr. Fishel retired as Vice President and
                                   Manager of Corporate Credit Operations of
                                   General Electric Capital Corporation
                                   ("GECC") in 1994, after serving with GECC in various positions since 1974. He is also a director of American Health Properties,
                                   Inc., which is a real estate investment
                                   company.

      Messrs. Chazen and Leland were elected to the Board of Directors in September 1994 pursuant to provisions contained in the agreement and plan of merger under which Chiles Offshore Corporation merged with and into Noble Offshore Corporation, a wholly owned subsidiary of the Company. These provisions related to the initial election to the Board and are inapplicable to nominations for re-election.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

      During 1995 the Board of Directors held nine meetings. Each director of the Company attended every meeting of the Board and every meeting of the Board committees on which he served in 1995, except that Mr. Fishel did not attend two meetings and Messrs. Cawley and Thompson did not attend one meeting.

      The Company has standing audit, compensation, stock option, and nominating committees of the Board of Directors. The members of the committees, number of meetings held by each committee in 1995, and a brief description of the functions performed by each committee are set forth below:

            Audit Committee (five meetings). James L. Fishel, Chairman; Michael A. Cawley; Lawrence J. Chazen; and John F. Snodgrass. The primary responsibilities of the audit committee are to review with the Company's auditors the scope of the audit procedures to be applied in conducting the annual audit and the results of the annual audit. In addition, the audit committee has responsibility to provide oversight review to the management of the Company and its subsidiaries responsible for (i) the establishment and periodic review of an environmental policy statement of the Company and procedures and internal controls regarding compliance with applicable environmental laws and regulations and (ii) the establishment of a program for periodic compliance audits.

            Compensation Committee (five meetings). Bill M. Thompson, Chairman; Tommy C. Craighead; Johnnie W. Hoffman; and Marc E. Leland.
      The primary responsibilities of the compensation committee are to review and set the compensation levels of the officers of the Company, including those officers who are also directors, evaluate the performance of management, consider management succession and related matters, and administer the annual compensation plans of the Company.

            Stock Option Committee (one meeting). Bill M. Thompson, Chairman; Tommy C. Craighead; and Marc E. Leland. The primary responsibilities of the stock option committee are to administer the long-term incentive compensation plans of the Company.

            Nominating Committee (no meetings). Michael A. Cawley, Chairman; Tommy C. Craighead; James C. Day; and Bill M. Thompson. The primary responsibility of the nominating committee is to select and recommend nominees for director of the Company. The nominating committee will consider nominees recommended by stockholders entitled to vote for the election of directors, provided that such recommendations are made in accordance with the Bylaws of the Company. Generally, the Bylaws provide that a stockholder must deliver written notice to the Secretary of the Company not later than 90 days prior to the annual meeting naming such stockholder's nominee(s) for director and specifying certain information concerning such stockholder and nominee(s). Accordingly, stockholder nominee(s) for director to be presented at the 1997 annual meeting of stockholders must be received by the Company no later than January 24, 1997.

      Compensation Committee Interlocks and Insider Participation. The current members of the compensation committee identified above were the only persons who served on such committee during 1995. Mr. Hoffman was an officer of the Company prior to his retirement in 1986. See "Election of Directors" in this proxy statement for a description of Mr. Hoffman's prior business experience and principal employment. Mr. Day serves as an executive officer of certain wholly-owned subsidiaries of the Company, and in some instances, one or more directors of these subsidiaries is also an executive officer of the Company. However, Mr. Day's compensation is set solely by the compensation committee of the Board of Directors of the Company, and he receives no additional compensation for performing duties as an executive officer of these subsidiaries. Neither Mr. Day nor any other officer or employee of the Company or its subsidiaries is a member of the Company's compensation committee.

COMPENSATION OF DIRECTORS

      Fees and Expenses. Directors who are not officers of the Company receive an annual retainer of $20,000 and a fee of $1,000 for each Board meeting attended. Such directors also receive a fee of $500 for each Board committee meeting attended, but only if the committee meeting is held otherwise than in connection with a scheduled Board meeting. A director who is an officer of the Company receives a fee of $100 for each Board meeting attended. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

      Non-Employee Director Stock Options. Under the 1992 Nonqualified Stock Option Plan for Non-Employee Directors (the "1992 Option Plan"), which was approved and ratified by stockholders at the 1993 annual meeting, non-employee directors receive a one-time grant of an option to purchase 10,000 shares of Common Stock. Thereafter, on the next business day after each annual meeting of stockholders of the Company, such directors receive an annual grant of an option to purchase 3,500 shares of Common Stock. The options are granted at fair market value on the grant date and are exercisable from time to time over a period commencing one year from the grant date and ending on the expiration of ten years from the grant date, unless terminated sooner as described in the 1992 Option Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth as of January 31, 1996 the beneficial ownership of Common Stock by each director of the Company, each named executive officer listed in the Summary Compensation Table appearing on page 11 of this proxy statement, and all directors and executive officers as a group. No director or named executive officer owned as of that date any shares of the Company's $1.50 Convertible Preferred Stock, par value $1.00 per share ("$1.50 Preferred Stock").

                                                                              COMMON STOCK
                                                                         BENEFICIALLY OWNED (1)
                                                                  -----------------------------------
                                                                       NUMBER            PERCENT OF
NAME                                                                  OF SHARES          CLASS (2)
----                                                              ----------------    ---------------
Directors
Michael A. Cawley . . . . . . . . . . . . . . . . . . . . .        5,544,322 (3)(4)       5.9%
Lawrence J. Chazen  . . . . . . . . . . . . . . . . . . . .        8,651,690 (5)          9.2%
Tommy C. Craighead  . . . . . . . . . . . . . . . . . . . .           49,000 (4)          0.1%
James C. Day  . . . . . . . . . . . . . . . . . . . . . . .          565,805 (4)          0.6%
James L. Fishel . . . . . . . . . . . . . . . . . . . . . .           13,500 (4)           --
Johnnie W. Hoffman  . . . . . . . . . . . . . . . . . . . .           77,066 (4)          0.1%
Marc E. Leland  . . . . . . . . . . . . . . . . . . . . . .           38,316               --
John F. Snodgrass . . . . . . . . . . . . . . . . . . . . .        5,535,762 (3)(4)       5.9%
Bill M. Thompson  . . . . . . . . . . . . . . . . . . . . .           20,000 (4)           --

Named Executive Officers (excluding
  any director named above) and Group
Byron L. Welliver . . . . . . . . . . . . . . . . . . . . .          253,173 (4)          0.3%
Julie J. Robertson  . . . . . . . . . . . . . . . . . . . .           50,235 (4)          0.1%

All directors and executive
  officers as a group (11 persons)  . . . . . . . . . . . .       15,324,230 (6)         16.1%
------------

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed.
(2) The percent of class shown is less than one-tenth of one percent unless otherwise indicated.
(3)   Includes 5,474,639 shares held of record by the Foundation.  See footnote
      (4) to the table in "Security Ownership of Certain Beneficial Owners." Messrs. Cawley and Snodgrass each disclaim any pecuniary interest in the 5,474,639 shares.
(4) Includes shares attributable to shares of Common Stock not outstanding but subject to currently exercisable options, as follows: Mr. Cawley -- 68,500 shares; Mr. Craighead -- 13,500 shares; Mr. Day -- 384,333 shares; Mr. Fishel -- 13,500; Mr. Hoffman -- 73,500 shares; Mr. Snodgrass -- 58,500 shares; Mr. Thompson -- 10,000 shares; Mr. Welliver -- 209,667 shares; and Ms. Robertson -- 35,133 shares.
(5) Consists of 8,651,690 shares held of record by P.A.J.W. See footnote (1) to the table in "Security Ownership of Certain Beneficial Owners." Mr. Chazen disclaims any pecuniary interest in the 8,651,690 shares.
(6) Includes 866,633 shares not outstanding but subject to currently exercisable options, 5,474,639 shares held of record by the Foundation and 8,651,690 shares held of record by P.A.J.W. See footnotes (3), (4) and (5) above.

                             EXECUTIVE COMPENSATION

      The following report of the compensation and stock option committees on executive compensation and the information herein under "Executive Compensation--Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
                           ON EXECUTIVE COMPENSATION

To the Stockholders
of Noble Drilling Corporation:

      As members of the compensation and stock option committees of the Board of Directors, it is our responsibility to review and set the compensation levels of the officers of the Company, evaluate the performance of management, and consider management succession and related matters. In addition, we administer the annual and long-term incentive compensation plans of the Company. All decisions by the committees relating to the compensation of executive officers are reviewed by the full Board, except for decisions about grants or awards under the 1991 Stock Option and Restricted Stock Plan (the "Option Plan") of the Company. Decisions under the Option Plan are made by the stock option committee, which is composed solely of directors who satisfy the criteria as disinterested administrators under the applicable Federal securities laws and regulations and as outside directors under Section 162(m) of the Internal Revenue Code.

      The Company has retained the services of William M. Mercer, Incorporated ("Mercer"), a management and compensation consulting firm, from time to time to assist the committees in the performance of their respective responsibilities. Mercer, or its predecessor, has been retained by the Company in this capacity since 1979.

      Mercer provides advice to the committees with respect to the reasonableness of compensation paid to senior officers of the Company, as well as all employees of the Company and its subsidiaries in managerial positions. In doing so, it takes into account how compensation compares to compensation paid by competitors in our industry as well as the performance of the Company. Members of the committees also review results of compensation surveys provided by Mercer and others.

COMPENSATION POLICIES AND PROGRAMS

      The compensation policies of the Company, which are endorsed by the committees, are designed to attract, motivate and retain persons of high quality who will have the skill, training and dedication to assist the Company to achieve its corporate goals. The executive compensation program for 1995 consisted of three elements: base salary, annual incentive bonus, and long-term incentive through the granting of stock options and the awarding of performance-based restricted stock pursuant to the Option Plan.

      Base Salary: Base salary for executive officers is determined principally by competitive factors and the marketplace. The policy of the compensation committee is generally to set base salary levels for positions at approximately the average levels determined from survey information for positions deemed comparable by the committee.

      Annual Incentive Bonus: The compensation policy of the Company is that a part of the annual compensation of each officer be related to and contingent upon the performance of the Company, as well as the individual contribution of each officer. The short-term incentive compensation plan of the Company (the "STIP"), which was amended for 1995, is available to all full-time employees of the Company or its subsidiaries in salary classifications 18 and higher who have completed one year of service at the close of the plan year (December 31). The bonus earned by employees with less than two years of service is prorated based on the number of full months served. The target bonus for an employee is the base salary at year end of such employee multiplied times the percentage factor assigned to such employee's salary classification. Target percentage factors range from 15 to 50 percent, with a factor of 50 percent for the CEO and a maximum factor for an executive officer other than the CEO of 35 percent. At the end of each year, the target bonus pool is determined by the Board of Directors.

      Annual performance goals for the Company are weighted with respect to five criteria as follows: increased shareholder value (defined as share price performance compared to industry peer group) (30 percent), cash flow from operations (30 percent), major new contracts/operating days (20 percent), net income (10 percent), and safety results (10 percent). The division goals are weighted with respect to four criteria as follows: operating days (40 percent), cash flow from operations (40 percent), safety results (10 percent), and rig maintenance and appearance (10 percent). The compensation committee establishes the annual performance goals at the beginning of each year.

      Each goal weighing percentage is subject to adjustment within a range of zero for achievement of less than 75 percent of the goal to 200 percent for achievement of greater than 135 percent of the goal. The combined, weighted goal achievement is then determined within a range of zero for achievement of less than 65 percent of the goal to 200 percent for achievement of more than 160 percent of the goal. The target bonus for employees of divisions is also adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 75 percent for division goal achievement and 25 percent for Company goal achievement. The bonus amount is then determined by multiplying the target bonus times the applicable multiplier. Using these percentages, the bonus received by the CEO will not exceed 100 percent of his salary and the bonus received by any executive officer other than the CEO will not exceed 70 percent of his salary.

      Applying these criteria, the compensation committee determined that no annual incentive bonuses would be paid to executive officers of the Company for 1995.

      Long-term Incentive Compensation: It is also the compensation policy of the Company to use stock options and performance-based restricted stock as a means of furnishing longer-term incentive to officers and other employees of the Company and its subsidiaries. Under the Option Plan, which was approved by stockholders at the 1991 annual meeting and which was amended on September 15, 1994 following stockholder approval, the Company has flexibility in creating options and awarding restricted stock. On January 18, 1996, the stock option committee approved the awarding of performance-based restricted stock to the officers and several other key employees of the Company and its subsidiaries. Pursuant to the performance restricted stock agreements setting forth the terms and conditions of the awards, the shares of restricted stock are subject to certain vesting/forfeiture provisions over a five-year period, continuous employment by the awardee, and achievement of performance goals by the Company. The performance goals are weighted with respect to two criteria as follows: total return to stockholders (50 percent) and absolute price per share of Common Stock (as determined by the average price during the last quarter of 1998) (50 percent).

      In February 1995, the stock option committee considered stock option grants to each of the officers of the Company. Each of those officers received stock options that were based on his or her responsibilities and relative position in the Company. The stock options granted to each employee in 1995 were granted with an exercise price of fair market value at the date of grant. One-third of the options granted in 1995 vest after one year from the date of grant, one-third vest after two years from the date of grant and one-third vest after three years from the date of grant. Mercer has advised the stock option committee that options with extended vesting schedules have been an effective means for other companies to retain valuable employees.

      It is the general policy of the Company that no officer or other employee have an employment agreement with the Company or its subsidiaries.

1995 COMPENSATION OF CEO

      The 1995 salary of Mr. Day was determined by the compensation committee in October 1994 as a function of performance and competitive industry factors as provided by Mercer. The compensation committee approved an increase in salary for Mr. Day to $410,000 per year in October 1995 based upon competitive and financial data presented by Mercer. The increase in salary was implemented on January 1, 1996.

      In determining that no bonus would be paid to Mr. Day for 1995, the compensation committee applied the performance goals criteria and adjustment factors as discussed above under "Annual Incentive Bonus."

      On February 2, 1995, the compensation committee granted Mr. Day an option to purchase 100,000 shares of Common Stock pursuant to the Option Plan. In granting this option, the compensation committee relied upon competitive data provided by Mercer and the assessment by the compensation committee of the Company's 1995 results of operations under Mr. Day's leadership.

      On January 18, 1996, the stock option committee awarded Mr. Day 37,500 shares of performance-based restricted stock pursuant to the Option Plan.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      The Omnibus Budget Reconciliation Act of 1993 contains provisions which limit the tax deductibility of executive compensation in excess of $1 million per year, subject to certain exceptions. The policy of the Company is to design its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. However, the committees could in the future determine, taking into consideration the relevant factors then in existence, to make awards or approve compensation that does not qualify for a compensation deduction for tax purposes, if the committees believe it is in the Company's interest to do so.

SUMMARY

      The members of the committees believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are to be rewarded commensurately. The committees believe that compensation levels during 1995 adequately reflect the conservative compensation goals and policies of the Company.

March 27, 1996    COMPENSATION COMMITTEE             STOCK OPTION COMMITTEE

                  Bill M. Thompson, Chairman         Bill M. Thompson, Chairman
                  Tommy C. Craighead                 Tommy C. Craighead
                  Johnnie W. Hoffman                 Marc E. Leland
                  Marc E. Leland

      The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each other person who is, or is deemed to be, an executive officer of the Company whose combined salary and bonus for 1995 exceeded $100,000 (collectively, the "named executive officers") for the years indicated.


                                             SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                  --------------
                                               ANNUAL COMPENSATION                   AWARDS(1)
                                     -----------------------------------------------------------
                                                                                    SECURITIES
                                                                      OTHER         UNDERLYING
                                                                      ANNUAL           OPTIONS           ALL OTHER
        NAME AND                                                      COMPEN         (NUMBER OF           COMPEN-
  PRINCIPAL POSITION       YEAR          SALARY         BONUS         SATION          SHARES)             SATION
 --------------------      ----          ------                       ------        -----------          --------
 James C. Day, Chairman,   1995        $  379,375      $      0       $    4,699      100,000          $    10,971(2)
 President and CEO         1994        $  295,000      $ 95,150       $    6,161      100,000          $    10,848
                           1993        $  272,822      $177,000       $    3,961       30,000          $     9,767

 Byron L. Welliver,        1995        $  180,875      $      0       $    3,307       35,000          $     4,465(3)
 Senior Vice President-    1994        $  165,000      $ 37,250       $    3,307       30,000          $     3,908
 Finance, Treasurer and    1993        $  152,500      $100,000       $    2,678       15,000          $     6,733
 Controller

 Julie J. Robertson,       1995        $  101,500      $      0       $        0       25,000          $     6,470(3)
 Corporate Secretary (4)   1994        $   85,000      $ 16,450       $        0       15,000          $     2,012

__________________________
(1) Options represent the right to purchase shares of Common Stock at a fixed price per share. At the end of 1995, Mr. Day held 75,000 shares of restricted Common Stock ("Restricted Shares") having a value of $675,000; Mr. Welliver held 26,000 Restricted Shares having a value of $234,000; and Ms. Robertson held 8,500 Restricted Shares having a value of $76,500. Delivery of the Restricted Shares is subject to vesting/forfeiture provisions, achievement of performance goals by the Company and continuous employment of the awardee by the Company or any of its subsidiaries. The Restricted Shares will earn dividends when, as, and if dividends are declared on the Common Stock by the Board. Any such dividends will be held in escrow, along with the Restricted Shares, and payment of such dividends to the awardee is subject to vesting of the shares of Common Stock. Awards of Restricted Shares made on January 18, 1996 will be reported in the Company's proxy statement for 1996 in accordance with the SEC's rules and regulations.
(2) Consists of Company contributions to defined contribution plan of $8,975, term life insurance premiums of $1,096, and directors' fees of $900.
(3) Consists of Company (or subsidiary) contributions to defined contribution plan and term life insurance premiums, respectively, as follows: Mr. Welliver -- $3,780 and $685; and Ms. Robertson -- $6,090 and $380.
(4) Ms. Robertson was designated by the Board of Directors of the Company as an executive officer concurrently with her promotion to Vice President - Administration of Noble Drilling Services Inc. on September 14, 1994.

      The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1995 to each of the named executive officers.

                           OPTION/SAR GRANTS IN 1995

                                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                                ASSUMED ANNUAL RATES OF STOCK
                                                                                                PRICE APPRECIATION FOR OPTION
                                               INDIVIDUAL GRANTS                                          TERM (1)
                        -------------------------------------------------------------           -----------------------------
                           NUMBER OF
                          SECURITIES       PERCENT OF
                          UNDERLYING          TOTAL
                           OPTIONS/         OPTIONS/        EXERCISE
                            GRANTED        GRANTED TO         PRICE          EXPIRA-
                          (NUMBER OF        EMPLOYEES          PER            TION
  NAME                      SHARES) (2)      IN 1995          SHARE           DATE                 5% (3)          10% (4)
  ----                  ---------------    -----------      ---------      ----------            --------        ---------
  James C. Day              100,000            9%            $ 5.188         2/2/05              $ 327,000       $  825,000
  Byron L. Welliver          35,000            3%            $ 5.188         2/2/05              $ 114,450       $  288,750
  Julie J. Robertson         25,000            2%            $ 5.188         2/2/05              $  81,750       $  206,250

__________________________

(1) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.
(2) Represents a single grant of options on February 2, 1995. One-third of the options became exercisable on February 2, 1996, one-third of the options becomes exercisable on February 2, 1997 and one-third of the options becomes exercisable on February 2, 1998. Options granted in 1995 were without SARs.
(3)   Represents an assumed market price per share of Common Stock of $8.46.
(4)   Represents an assumed market price per share of Common Stock of $13.44.

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock and SARs during the year ended December 31, 1995, and the unexercised options held at December 31, 1995 and the value thereof, by each of the named executive officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                         AND 12/31/95 OPTION/SAR VALUES


                                                            NUMBER OF                     VALUE OF
                                                           SECURITIES                    UNEXERCISED
                         SHARES                            UNDERLYING                   IN-THE-MONEY
                        ACQUIRED                         OPTIONS/SARS AT               OPTIONS/SARS AT
                      ON EXERCISE                        12/31/95 (SHARES)                12/31/95
                        (NUMBER         VALUE      --------------------------     -------------------------
       NAME            OF SHARES)     REALIZED     EXERCISABLE  UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
--------------------   ----------     --------     -----------  -------------     ----------- -------------
James C. Day  . . . . . .    0          $ 0            301,000       150,000        $1,300,140    $ 462,450
Byron L. Welliver . . . .    0          $ 0            170,000        50,000        $  883,455    $ 157,795
Julie J. Robertson  . . .    0          $ 0             19,300        32,500        $   69,886    $ 107,488


DEFINED BENEFIT PLANS

      The defined benefit plans of the Company that cover its executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of 10-year certain and life annuity.

                               PENSION PLAN TABLE

                                                        ESTIMATED ANNUAL BENEFITS UPON RETIREMENT
                                            AT AGE 65 AFTER COMPLETION OF THE FOLLOWING YEARS OF SERVICE (2)
        FIVE-YEAR AVERAGE                 -------------------------------------------------------------------
     ANNUAL COMPENSATION (1)                15                 20                   25                   30
     -----------------------              ------             ------               ------               ------
      $ 125,000   . . . . . . .          $ 30,000           $ 40,000            $  50,000             $ 60,000
        150,000   . . . . . . .            36,000             48,000               60,000               72,000
        200,000   . . . . . . .            48,000             64,000               80,000               96,000
        250,000   . . . . . . .            60,000             80,000              100,000              120,000
        300,000   . . . . . . .            72,000             96,000              120,000              144,000
        400,000   . . . . . . .            96,000            128,000              160,000              192,000
        500,000   . . . . . . .           120,000            160,000              200,000              240,000
        600,000   . . . . . . .           144,000            192,000              240,000              288,000

_______________________
(1) Benefit amounts under the Noble Drilling Salaried Employees' Retirement Plan (and unfunded, nonqualified excess benefit plan) are based on an employee's vested percentage, average monthly compensation and number of years of benefit service (maximum 30 years). The average monthly compensation is defined in the plan generally to mean the participant's average monthly rate of compensation from the Company for the five successive calendar years which give the highest average monthly rate of compensation for the participant. Compensation is defined (with certain exceptions) to mean basic compensation, bonuses, commissions and overtime pay, exclusive of extraordinary compensation but prior to reduction for any compensation deferred under a cash or deferred arrangement qualifying under Sections 401(k) or 125 of the Internal Revenue Code of 1986, as amended. Accordingly, the amounts reported in the Summary Compensation Table included elsewhere herein under the table caption "Annual Compensation" approximate covered compensation for 1995.
(2) Retirement benefits shown above are calculated using 1.6 percent of final average pay multiplied by years of service. This slightly overstates the benefit since that part of the final average pay that is below the Social Security "covered compensation" level should be multiplied by 1.0 percent instead of 1.6 percent. "Covered compensation" is the average of the Social Security Wage Bases during the 30-year period ending with the year the employee reaches Social Security Retirement Age. The amount of benefit shown is subject to deductions for Social Security.

      As of December 31, 1995, the named executive officers had the following approximate credited years of service for retirement purposes: Mr. Day--18; Mr. Welliver--14; and Ms. Robertson--7.

PERFORMANCE GRAPH

      The following graph sets forth the cumulative total stockholder return for the Common Stock, the CRSP Total Return Index for The Nasdaq Stock Market (U.S. and Foreign Companies), and a Competitor Group Index for the years indicated as prescribed by the SEC's rules.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
 AMONG NOBLE DRILLING CORPORATION, CRSP TOTAL RETURN INDEX (U.S. AND FOREIGN
                  COMPANIES) AND COMPETITOR GROUP INDEX (2)

                                   [CHART]

------------------------------------------------------------------------------------
                         1990      1991       1992      1993       1994       1995
------------------------------------------------------------------------------------
 Company                  100         43.1      61.2      120.7       81.0     124.1
 CRSP                     100        159.6     185.2      214.4      207.4     288.0
 Competitor Index (3)     100         57.0      54.6       84.6       65.8     136.0
------------------------------------------------------------------------------------

(1) Total return assuming reinvestment of dividends. Assumes $100 invested on January 1, 1991 in Common Stock, CRSP Total Return Index (U.S. and Foreign Companies) and a Company constructed competitor group index.
(2)   Fiscal year ending December 31.
(3) In accordance with the SEC's rules, the Company has elected to select a group of peer companies on an industry basis for comparison purposes.
      The competitor group is composed of six industry participants: Atwood Oceanics, Inc., Cliffs Drilling Company, Global Marine, Inc., Marine Drilling Company, Inc., Reading & Bates Corporation and Rowan Companies, Inc. Total return calculations were weighted according to the respective company's market capitalization.

SUPPLEMENTAL PERFORMANCE GRAPH

      The Company has elected to include a supplemental performance graph which compares the cumulative total stockholder return for the Common Stock, the CRSP Total Return Index for The Nasdaq Stock Market (U.S. and Foreign Companies) and a Competitor Group Index for the period indicated below.

             COMPARISON OF SEVEN YEAR CUMULATIVE TOTAL RETURN (1)
 AMONG NOBLE DRILLING CORPORATION, CRSP TOTAL RETURN INDEX (U.S. AND FOREIGN
                  COMPANIES) AND COMPETITOR GROUP INDEX (2)

                                   [CHART]

-----------------------------------------------------------------------------------------------
                         1987     1988     1989    1990    1991    1992     1993   1994    1995
-----------------------------------------------------------------------------------------------
Company                   100     121.9   231.3   181.3    78.1    110.9   218.8   146.9  225.0
CRSP                      100     117.7   143.8   122.3   195.2    226.4   262.2   253.6  352.1
Competitor Index (3)      100      94.7   160.8   153.1    87.2     83.5   129.5   100.8  208.2
-----------------------------------------------------------------------------------------------

(1) Total return assuming reinvestment of dividends. Assumes $100 invested on January 1, 1988 in Common Stock, CRSP Total Return Index (U.S. and Foreign Companies) and a Company constructed competitor group index.
(2)   Fiscal year ending December 31.
(3) In accordance with the SEC's rules, the Company has elected to select a group of peer companies on an industry basis for comparison purposes.
      The competitor group is composed of six industry participants: Atwood Oceanics, Inc., Cliffs Drilling Company, Global Marine, Inc., Marine Drilling Company, Inc., Reading & Bates Corporation and Rowan Companies, Inc. Total return calculations were weighted according to the respective company's market capitalization.

                         PROPOSAL TO APPROVE AND RATIFY
                   DIRECTOR AND OFFICER INDEMNITY AGREEMENTS

INTRODUCTION

      The Company's Board of Directors has approved, and has authorized the Company to enter into, indemnity agreements with the Company's current directors and bylaw officers, and with the Company's future directors, which agreements increase the protection afforded such persons against legal claims and related expenses. The Company entered into indemnity agreements with its current directors and bylaw officers effective December 6, 1995. As authorized by the Board of Directors, the Company contemplates that the same or a similar form of indemnity agreement will be entered into with future directors and bylaw officers. In addition to any rights granted by the indemnity agreements, the Company's directors and officers presently have certain rights to indemnification under the Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") and Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute").

      The Board of Directors believes that the Company should provide the maximum indemnification protection for its present and future directors and bylaw officers, both as a matter of fairness and to assist the Company in attracting capable individuals to serve in such capacities. For this reason, the Board of Directors believes that the Company should supplement the indemnification protection available under the Certificate of Incorporation, the Bylaws and the Delaware Statute by executing agreements with its directors and bylaw officers providing for indemnification to the fullest extent permitted by law.

      The form of indemnity agreement, as approved by the Board of Directors and entered into between the Company and its directors and bylaw officers (the "Indemnity Agreement"), is attached to this Proxy Statement as Exhibit A. The following summary of the Indemnity Agreement is qualified in its entirety by reference thereto.

      Although stockholder approval of the Indemnity Agreement is not required by law, the Board is seeking stockholder approval because each of the directors is potentially benefited by such an agreement and, therefore, has an inherent conflict of interest with regard thereto. Also, stockholder approval would strengthen the validity of the Indemnity Agreement by substantially reducing the likelihood that any Indemnity Agreement could be successfully challenged on grounds of the directors' conflict of interest. If the Company's stockholders do not approve the proposal to ratify and approve the Indemnity Agreements and to authorize the Company to enter into substantially similar Indemnity Agreements with directors and bylaw officers in the future, the Company anticipates that it will honor the existing Indemnity Agreements because the Indemnity Agreements, by their terms, do not provide for a unilateral right of termination by the Company. Thus, the existing Indemnity Agreements will remain in full force and effect to the extent permitted under the General Corporation Law of the State of Delaware. Under current Delaware law, whether or not stockholder approval of the Indemnity Agreements is obtained, the Indemnity Agreement would not be void or voidable solely because of the directors' inherent conflict of interest if the Indemnity Agreement were held to be fair as to the Company as of the time it was approved and authorized by the Board of Directors. The Board would reconsider, however, whether additional Indemnity Agreements should be entered into in the future.

      The Indemnity Agreement is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director, and to the knowledge of the Company, there is no pending or threatened litigation affecting the directors or officers of the Company for which indemnification may be sought under the Indemnity Agreement or otherwise.

REASONS AND PRINCIPAL EFFECTS OF THE PROPOSAL

      Management of the Company believes that entering into the Indemnity Agreement with each of its directors and bylaw officers is necessary in order for the Company to be able to attract and retain qualified and competent management personnel, upon whose efforts and judgment the success of the Company is largely dependent. Accordingly, management believes that it is in the best interests of the Company and its stockholders to protect its directors and bylaw officers through the Indemnity Agreement, which generally provides that the Company will indemnify such persons to the fullest extent permitted by law.

      Management generally believes that because of the claims and litigation normally associated with any business, directors and officers are continually exposed to a potentially large number of claims, suits and other proceedings, even though their actions are taken in complete good faith and in the best interests of the Company. Responding to such claims and litigation can involve very substantial personal expense, including legal fees, disbursements, settlements and even judgments. For several reasons, management believes that it is unfair to expect the directors and officers to personally bear expenses that result from the Company's operations.

      First, management believes that there has been a substantial increase in the number of lawsuits that expose directors and officers of all corporations to substantial financial penalties, ridicule, harassment and abuse. Second, the vagaries of public policy and the interpretations of ambiguous statutes and regulations appear to management to create such uncertainty as to deprive corporate directors and officers of adequate, reliable, advance knowledge of the risks to which they become personally exposed and the means of reducing or eliminating such risks. Third, damages sought in third-party stockholder and derivative suits frequently bear no reasonable or logical relationship to the compensation received by directors for their services. Fourth, the cost of defending against such suits, whether or not meritorious, is beyond the resources of most persons. Fifth, the issues in controversy frequently involve the knowledge, motives and intent of the persons involved such that they are the only witnesses who can testify in their own defense; however, because of the length of time that usually elapses before such suits are disposed of, individuals will sometimes be retired or deceased and either they or their estates will face undue hardship in maintaining an adequate defense to such suits.

      Management believes that the confluence of the foregoing factors has generally led to an increased reluctance on the part of qualified persons to serve on corporate boards of directors and, to a lesser degree, as officers of public corporations. Furthermore, management believes that an inevitable result of the above trends will be timid, overly cautious and less effective direction and supervision of the Company's business and operations instead of aggressive supervision in an attempt responsibly to maximize profits and serve the best interests of the Company's stockholders. Management considers such potential consequences to be so detrimental to the best interests of the Company's stockholders that it has concluded that its directors and officers should receive the maximum protection possible against the inordinate risks and expenses of litigation outlined above to ensure that the most capable persons available will be attracted to and retained in such positions.

      The Delaware Statute contains detailed provisions governing the indemnification of directors and officers and by its nonexclusive nature, permits the adoption of indemnification agreements generally to effect the policy of such indemnification. In accordance with the Delaware Statute, the Certificate of Incorporation and Bylaws provide for the Company to indemnify and insure its directors and officers to the fullest extent permitted by law. Management believes, however, that the existing indemnification protection provided is inadequate in certain respects. First, management believes that if directors and officers liability insurance coverage becomes unavailable or prohibitively expensive, the Indemnity Agreement will better serve the interests of the Company and its stockholders by being the basis of self-insurance against potential director and officer liabilities. Second, management believes that the Certificate of Incorporation and Bylaws do not provide sufficient protection for directors and officers since their provisions can be unilaterally changed by the Company. Last, management believes that the Delaware Statute expressly recognizes that a person may become entitled to indemnification outside the terms of the statute. Accordingly, the purpose of the Indemnity Agreement is also to provide fuller indemnification protection for the Company's directors and officers than presently provided in the Delaware Statute, the Certificate of Incorporation and the Bylaws.

SUMMARY OF THE INDEMNITY AGREEMENT

      Actions Covered. Section 3 of the Indemnity Agreement deals with third party proceedings (i.e., proceedings other than those by or on behalf of the Company), and Section 4 deals with actions by or on behalf of the Company. Under both sections, the right to indemnification extends to a person who is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity.

      With respect to third party proceedings, indemnification extends to expenses, judgments, fines and amounts paid in settlement that are actually and reasonably incurred. In the case of proceedings by or on behalf of the Company, indemnification extends only to expenses actually and reasonably incurred by the indemnitee in connection with the defense, settlement or other disposition of such proceeding, except that no indemnification shall be made in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable to the Company unless, and only to the extent that, the Delaware Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

      Requisite Standards of Conduct. The general standard of conduct required for indemnification is that the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Added to this standard in the case of third party criminal actions is the requirement that the individual had no reasonable cause to believe his conduct was unlawful.

      Expenses. Section 6 of the Indemnity Agreement provides that the expenses incurred by an indemnitee pursuant to Sections 3 and/or 4 of the Indemnity Agreement in connection with any proceeding shall, at the written request of the indemnitee, be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Company of an undertaking (which need not be secured) by or on behalf of the indemnitee (the "indemnitee's undertaking") to repay such amount to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company. As used in the Indemnity Agreement, the term "expenses" includes, without limitation, all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a proceeding.

      Determinations on Indemnification. Pursuant to Section 7 of the Indemnity Agreement, any indemnification under Sections 3 and/or 4 of the Indemnity Agreement shall be made no later than 45 days after receipt by the Company of the written request of an indemnitee, unless a determination is made within the 45-day period by (i) a majority vote of the directors of the Company who are not parties to the involved proceeding, even though less than a quorum, or (ii) independent legal counsel in a written opinion (which counsel shall be appointed if there are no such directors or if such directors so direct), that the indemnitee has not met the applicable standards for indemnification set forth in Section 3 or 4, as the case may be. Any advancement of expenses under
Section 6 of the Indemnity Agreement shall be made no later than 10 days after receipt by the Company of the indemnitee's undertaking.

      In any action to establish or enforce the right of indemnification or to receive advancement of expenses as provided in the Indemnity Agreement, the burden of proving that indemnification or advancement of expenses is not appropriate shall be on the Company. Neither the failure of the Company (including its Board of Directors or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification or advancement of expenses is proper in the circumstances because an indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors or independent legal counsel) that an indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that an indemnitee has not met the applicable standard of conduct. Expenses incurred by an indemnitee in connection with successfully establishing or enforcing his right of indemnification or to receive advancement of expenses, in whole or in part, under the Indemnity Agreement will also be indemnified by the Company.

      Success on the Merits or Otherwise. Section 5 of the Indemnity Agreement provides that, to the extent that an indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 3 and/or 4 of the Indemnity Agreement, or in defense of any claim, issue or matter therein, including dismissal without prejudice, the indemnitee shall be indemnified against all expenses actually and reasonably incurred by such indemnitee in connection therewith.

      Other Provisions. The Indemnity Agreement provides that the rights of indemnification and to receive advancement of expenses provided by it shall not be deemed exclusive of any other rights to which an indemnitee may be entitled under the Certificate of Incorporation, Bylaws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. In addition, the Indemnity

Agreement provides that it is intended to be retroactive and shall be available as to events occurring prior to the date of the Indemnity Agreement. Furthermore, the Indemnity Agreement provides that the rights of indemnification and to receive advancement of expenses provided by it shall continue as to an indemnitee even though an indemnitee may have ceased to be a director or officer of the Company and shall inure to the benefit of an indemnitee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

      The affirmative vote of the holders of record of a majority of shares of Common Stock, present in person or represented by proxy and entitled to vote thereon, is required to approve the proposal to approve and ratify the Indemnity Agreement. For the reasons stated above, the Board of Directors of the Company unanimously recommends that the Company's stockholders vote FOR the approval of the proposal to approve and ratify the Indemnity Agreement.
Proxies will be voted FOR the proposal unless a vote against this proposal or an abstention is specifically indicated in the proxy.

                     SECTION 16(A) REPORTING DELINQUENCIES

      Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock or the $1.50 Preferred Stock to file with the SEC initial reports of ownership and reports of changes in ownership of such stock. Directors, officers and beneficial owners of more than 10 percent of the Common Stock or $1.50 Preferred Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its directors, officers, and beneficial owners of more than ten percent of its Common Stock or $1.50 Preferred Stock were complied with.

                                    AUDITORS

      The Board of Directors has appointed Price Waterhouse LLP, which has audited the Company's financial statements since October 7, 1994, to audit the financial statements of the Company for the year ending December 31, 1996. Such appointment will not be submitted to stockholders for ratification or approval. Representatives of Price Waterhouse LLP are expected to be present at the meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.

      The accounting firm of Arthur Andersen LLP served as independent accountant for the Company from August 1, 1988 until dismissed by the Company on October 7, 1994. The decision to change accountants was recommended by the audit committee of the Board of Directors of the Company. Arthur Andersen LLP's report on the financial statements of the Company for the year ended December 31, 1993 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, or as to any other matter. During the year ended December 31, 1993 and the subsequent interim period preceding the dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or accounting scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused it to make reference thereto in its reports on the financial statements of the Company for such periods. Additionally, no "reportable events" (as such term is defined under the applicable rules and regulations of the SEC) occurred during the year ended December 31, 1993 or the subsequent interim period preceding Arthur Andersen LLP's dismissal.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

      Stockholder proposals for inclusion in the Company's proxy materials in connection with the 1997 annual meeting of stockholders, which is currently scheduled to be held on April 24, 1997, must be received by the Company at its office in Houston, Texas, addressed to the Secretary of the Company, no later than November 27, 1996.

      The cost of solicitation of proxies will be borne by the Company. The Company has employed Corporate Investor Communications, Inc. to solicit proxies from brokers, bank nominees, institutional holders and individual holders for use at the meeting at a fee not to exceed $4,500 plus certain expenses. In addition, certain officers and employees of the Company, who will receive no additional compensation for their services, may solicit proxies in person or by mail, telephone, facsimile telecommunication or telegraph.

      The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

                                        NOBLE DRILLING CORPORATION

                                               James C. Day
                                          Chairman, President and
                                          Chief Executive Officer
Houston, Texas
March 27, 1996

                                                                       EXHIBIT A

                              INDEMNITY AGREEMENT


         This Agreement made and entered into as of this _____ day of _________, 19__, by and between NOBLE DRILLING CORPORATION, a Delaware corporation (the "Company"), and ______________ ("Indemnitee"), who is currently serving the Company in the capacity of a director and/or officer thereof;

                              W I T N E S S E T H:

         WHEREAS, the Company and Indemnitee recognize that the interpretation of ambiguous statutes, regulations and court opinions and of the Certificate of Incorporation and Bylaws of the Company, and the vagaries of public policy, are too uncertain to provide the directors and officers of the Company with adequate or reliable advance knowledge or guidance with respect to the legal risks and potential liabilities to which they become personally exposed as a result of performing their duties in good faith for the Company; and

         WHEREAS, the Company and the Indemnitee are aware that highly experienced and capable persons are often reluctant to serve as directors or officers of a corporation unless they are protected to the fullest extent permitted by law by comprehensive insurance or indemnification, especially since the legal risks and potential liabilities, and the very threat thereof, associated with lawsuits filed against the officers and directors of a corporation, and the resultant substantial time, expense, harassment, ridicule, abuse and anxiety spent and endured in defending against such lawsuits, whether or not meritorious, bear no reasonable or logical relationship to the amount of compensation received by the directors or officers from the corporation; and

         WHEREAS, Section 145 of the General Corporation Law of the State of Delaware, which sets forth certain provisions relating to the mandatory and permissive indemnification of, and advancement of expenses to, officers and directors (among others) of a Delaware corporation by such corporation, is specifically not exclusive of other rights to which those indemnified thereunder may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and, thus, does not by itself limit the extent to which the Company may indemnify persons serving as its officers and directors (among others); and

         WHEREAS, after due consideration and investigation of the terms and provisions of this Agreement and the various other options available to the Company and the Indemnitee in lieu thereof, the board of directors of the Company has determined that the following Agreement is not only reasonable and prudent but necessary to promote and ensure the best interests of the Company and its stockholders; and

         WHEREAS, the Company desires to have Indemnitee serve or continue to serve as an officer and/or director of the Company, free from undue concern for unpredictable, inappropriate or unreasonable legal risks and personal liabilities by reason of his acting in good faith in the performance of his duty to the Company; and Indemnitee desires to serve, or to continue to serve (provided that he is furnished the indemnity provided for hereinafter), in either or both of such capacities;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Indemnitee, intending to be legally bound, do hereby agree as follows:

         1. AGREEMENT TO SERVE. Indemnitee agrees to serve or continue to serve as director and/or officer of the Company, at the will of the Company or under separate contract, if such exists, for so long as he is duly elected or appointed and qualified in accordance with the provisions of the Bylaws of the Company or until such time as he tenders his resignation in writing.

         2.      DEFINITIONS.  As used in this Agreement:

                 (a) The term "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, except one initiated by Indemnitee to enforce his rights under this Agreement.

                 (b) The term "Expenses" includes, without limitation, all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

                 (c) References to "other enterprise" shall include employee benefit plans; references to "fines" shall include any (i) excise taxes assessed with respect to any employee benefit plan and
         (ii) penalties; references to "serving at the request of the Company" shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acts in good faith and in a manner he reasonably believes to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Agreement.

         3. INDEMNITY IN THIRD PARTY PROCEEDINGS. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is a party to or is threatened to be made a party to or otherwise involved in any threatened, pending or completed Proceeding (other than a Proceeding by or in the right of the Company to procure a judgment in its favor) by reason of the fact that Indemnitee is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with such Proceeding, provided it is determined pursuant to Section 7 of this Agreement or by the court having jurisdiction in the matter, that Indemnitee acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

         4. INDEMNITY IN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is a party to or is threatened to be made a party to or otherwise involved in any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all Expenses actually and reasonably incurred by Indemnitee in connection with the defense, settlement or other disposition of such Proceeding, but only if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the Delaware Court of Chancery or such other court shall deem proper.

         5. INDEMNIFICATION FOR EXPENSES OF SUCCESSFUL PARTY. Notwithstanding any other provision of this Agreement to the contrary, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Sections 3 and/or 4 of this Agreement, or in defense of any claim, issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith.

         6. ADVANCES OF EXPENSES. The Expenses incurred by Indemnitee pursuant to Sections 3 and/or 4 of this Agreement in connection with any Proceeding shall, at the written request of the Indemnitee, be paid by the Company in advance of the final disposition of such Proceeding upon receipt by the Company of an undertaking by or on behalf of Indemnitee ("Indemnitee's Undertaking") to repay such amount to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. The request for advancement of Expenses by Indemnitee and the undertaking to repay of Indemnitee, which need not be secured, shall be substantially in the form of Exhibit A to this Agreement.

         7. RIGHT OF INDEMNITEE TO INDEMNIFICATION OR ADVANCEMENT OF EXPENSES UPON APPLICATION; PROCEDURE UPON APPLICATION.

                 (a) Any indemnification under Sections 3 and/or 4 of this Agreement shall be made no later than 45 days after receipt by the Company of the written request of

         Indemnitee, unless a determination is made within said 45-day period by (i) a majority vote of the directors of the Company who are not parties to the involved Proceeding, even though less than a quorum, or
         (ii) independent legal counsel in a written opinion (which counsel shall be appointed if there are no such directors or if such directors so direct), that the Indemnitee has not met the applicable standards for indemnification set forth in Section 3 or 4, as the case may be.

                 (b) Any advancement of Expenses under Section 6 of this Agreement shall be made no later than 10 days after receipt by the Company of Indemnitee's Undertaking.

                 (c) In any action to establish or enforce the right of indemnification or to receive advancement of Expenses as provided in this Agreement, the burden of proving that indemnification or advancement of Expenses is not appropriate shall be on the Company. Neither the failure of the Company (including its board of directors or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification or advancement of Expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including its board of directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Expenses incurred by Indemnitee in connection with successfully establishing or enforcing his right of indemnification or to receive advancement of Expenses, in whole or in part, under this Agreement shall also be indemnified by the Company.

         8. INDEMNIFICATION AND ADVANCEMENT OF EXPENSES UNDER THIS AGREEMENT NOT EXCLUSIVE. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Certificate of Incorporation or Bylaws of the Company, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         9. PARTIAL INDEMNIFICATION. If Indemnitee is entitled under any provision of this Agreement to indemnification or to receive advancement by the Company for some or a portion of the Expenses, judgments, fines or amounts paid in settlement actually and reasonably incurred by Indemnitee in the investigation, defense, appeal, settlement or other disposition of any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

         10. RIGHTS CONTINUED. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall continue as to Indemnitee even though Indemnitee may have ceased to be a director or officer of the Company and shall inure to the benefit of Indemnitee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         11. NO CONSTRUCTION AS AN EMPLOYMENT AGREEMENT OR ANY OTHER COMMITMENT. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries, if Indemnitee currently serves as an officer of the Company, or to be renominated as a director of the Company, if Indemnitee currently serves as a director of the Company.

         12. LIABILITY INSURANCE. To the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, Indemnitee shall be covered by such policy or policies in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Company under such policy or policies.

         13. NO DUPLICATION OF PAYMENTS. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable under this Agreement if, and to the extent that, Indemnitee has otherwise actually received such payment under any contract, agreement or insurance policy, the Certificate of Incorporation or Bylaws of the Company, or otherwise.

         14. SUBROGATION. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including without limitation the execution of such documents as may be necessary to enable the Company effectively to bring suit to enforce such rights.

         15. EXCEPTIONS. Notwithstanding any other provision in this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement, to indemnify or advance Expenses to the Indemnitee with respect to any Proceeding, or any claim therein, (i) brought or made by Indemnitee against the Company, or (ii) in which final judgment is rendered against the Indemnitee for an accounting of profits made from the purchase and sale or the sale and purchase by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statute.

         16. NOTICES. Any notice or other communication required or permitted to be given or made to the Company or Indemnitee pursuant to this Agreement shall be given or made in writing by depositing the same in the United States mail, with postage thereon prepaid, addressed to the person to whom such notice or communication is directed at the address of such person on the records of the Company, and such notice or communication shall be deemed given or made at the time when the same shall be so deposited in the United States mail. Any such notice or communication to the Company shall be addressed to the Secretary of the Company.

         17. CONTRACTUAL RIGHTS. The right to be indemnified or to receive advancement of Expenses under this Agreement (i) is a contract right based upon good and valuable consideration, pursuant to which Indemnitee may sue, (ii) is and is intended to be retroactive and shall be available as to events occurring prior to the date of this Agreement and (iii) shall continue after any rescission or restrictive modification of this Agreement as to events occurring prior thereto.

         18. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

         19. SUCCESSORS; BINDING AGREEMENT. The Company shall require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to Indemnitee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 19 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

         20.     COUNTERPARTS, MODIFICATION, HEADINGS, GENDER.

                 (a) This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing any such counterpart.

                 (b) No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Indemnitee and an appropriate officer of the Company. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

                 (c) Section headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any provision set forth herein.

                 (d) Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         21. ASSIGNABILITY. This Agreement shall not be assignable by either party without the consent of the other.

         22. EXCLUSIVE JURISDICTION; GOVERNING LAW. The Company and Indemnitee agree that all disputes in any way relating to or arising under this Agreement, including, without limitation, any action for advancement of Expenses or indemnification, shall be litigated, if at all, exclusively in the Delaware Court of Chancery, and, if necessary, the corresponding appellate courts. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws. The Company and Indemnitee expressly submit themselves to the personal jurisdiction of the State of Delaware.

         23.     TERMINATION.

                 (a) This Agreement shall terminate upon the mutual agreement of the parties that this Agreement shall terminate or upon the death of Indemnitee or the resignation, retirement, removal or replacement of Indemnitee from all of his positions as a director and/or officer of the Company.

                 (b) The termination of this Agreement shall not terminate:

                          (i) the Company's liability for claims or actions against Indemnitee arising out of or related to acts, omissions, occurrences, facts or circumstances occurring or alleged to have occurred prior to such termination; or

                          (ii) the applicability of the terms and conditions of this Agreement to such claims or actions.

         IN WITNESS WHEREOF, the Company and Indemnitee have executed this Agreement as of the date and year first above written.

                                   NOBLE DRILLING CORPORATION


                                   By:
                                      ----------------------------------------
                                      Name:  Byron L. Welliver
                                      Title: Senior Vice President - Finance,
                                             Treasurer and Controller


                                   INDEMNITEE



                                   -------------------------------------------
                                   Name:

[LOGO]
                                  [Proxy Card]


                           NOBLE DRILLING CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints James C. Day and Byron L. Welliver, and each of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Noble Drilling Corporation (the "Company") standing in the name of the undersigned on March 13, 1996, at the annual meeting of stockholders to be held on April 25, 1996 at 10:00 a.m. at Houston, Texas, and at any adjournment thereof and especially to vote on the items of business specified below, as more fully described in the notice of the meeting and the proxy statement accompanying the same, receipt of which is hereby acknowledged.


1. ELECTION OF DIRECTORS   FOR all nominees listed below   WITHHOLD AUTHORITY
                           (except as marked to the        to vote for all
                           contrary below)  [ ]            nominees listed
                                                           below  [ ]

   LAWRENCE J. CHAZEN      JOHNNIE W. HOFFMAN


         (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


         -----------------------------------------------------------------------

2. Proposal to approve and ratify indemnity agreements between the Company and its directors and certain officers and to authorize the Company to enter into such agreements in the future with directors and certain officers:

           FOR  [ ]           AGAINST  [ ]           ABSTAIN  [ ]

3. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                            [Reverse of Proxy Card]

      THIS PROXY, WHEN DULY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DESIGNATED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT WITHOUT A CLEAR VOTING DESIGNATION, IT WILL BE VOTED FOR ITEMS 1 AND 2.

      The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all actions that said proxies, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.



                                        Dated:                            , 1996
                                               ---------------------------


                                        ----------------------------------------


                                        ----------------------------------------
                                        Signature(s) of Stockholder(s)

                                        This proxy should be signed exactly as
                                        your name appears hereon. Joint owners
                                        should both sign.  If signed as
                                        attorney, executor, guardian or in some
                                        other representative capacity, or as
                                        officer of a corporation, please
                                        indicate your capacity or title.

                                        PLEASE COMPLETE, DATE AND SIGN THIS
                                        PROXY AND RETURN IT PROMPTLY IN THE
                                        ENCLOSED ENVELOPE, WHICH REQUIRES NO
                                        POSTAGE IF MAILED IN THE UNITED STATES.

[LOGO]
                           [Voting Instruction Card]


                           NOBLE DRILLING CORPORATION

                    VOTING INSTRUCTION CARD FOR COMMON STOCK

       VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby instructs the trustee to vote, as designated below, all shares of Common Stock of Noble Drilling Corporation that are credited to the accounts of the undersigned (whether or not vested) in the Noble Drilling Corporation Thrift Plan at the annual meeting of stockholders to be held on April 25, 1996 at 10:00 a.m. at Houston, Texas, and at any adjournment thereof, as more fully described in the notice of the meeting and the proxy statement accompanying the same, receipt of which is hereby acknowledged.


1. ELECTION OF DIRECTORS   FOR all nominees listed below   WITHHOLD AUTHORITY
                           (except as marked to the        to vote for all
                           contrary below)  [ ]            nominees listed
                                                           below  [ ]
   LAWRENCE J. CHAZEN      JOHNNIE W. HOFFMAN


      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


      --------------------------------------------------------------------------


2. Proposal to approve and ratify indemnity agreements between the Company and its directors and certain officers and to authorize the Company to enter into such agreements in the future with directors and certain officers:

           FOR  [ ]           AGAINST  [ ]           ABSTAIN  [ ]



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                      [Reverse of Voting Instruction Card]

      THIS VOTING INSTRUCTION CARD, WHEN DULY EXECUTED AND RETURNED, WILL BE VOTED BY THE TRUSTEE OF THE NOBLE DRILLING CORPORATION THRIFT PLAN ("THRIFT PLAN") IN THE MANNER DESIGNATED HEREIN BY THE UNDERSIGNED THRIFT PLAN PARTICIPANT. IF THIS VOTING INSTRUCTION CARD IS DULY EXECUTED AND RETURNED, BUT WITHOUT A CLEAR VOTING DESIGNATION, IT WILL BE VOTED FOR ITEMS 1 AND 2.



                                        Dated:                            , 1996
                                              ----------------------------



                                        ----------------------------------------
                                                         Signature

                                       This voting instruction card should be
                                       signed exactly as your name appears
                                       hereon.

                                       PLEASE COMPLETE, DATE AND SIGN THIS
                                       VOTING INSTRUCTION CARD AND RETURN IT
                                       PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH
                                       REQUIRES NO POSTAGE IF MAILED IN THE
                                       UNITED STATES.





                                       2